Exhibit 99.1

PRESS RELEASE

PacWest Bancorp

(Nasdaq: PACW)

Contact:	Don D. Destino
Executive Vice President, Corporate Development and Investor Relations
Phone:	310-887-8521

FOR IMMEDIATE RELEASE	April 24, 2018

PACWEST BANCORP ANNOUNCES INCREASED QUARTERLY DIVIDEND

— $0.60 Per Share Cash Dividend Payable on May 31, 2018

to Stockholders of Record on May 21, 2018 —

Los Angeles, California . . . PacWest Bancorp (Nasdaq: PACW) announced today that its Board of Directors has declared a quarterly cash dividend of $0.60 per common share, an increase from $0.50 per common share declared last quarter. The cash dividend is payable on May 31, 2018 to stockholders of record at the close of business on May 21, 2018.

Matt Wagner, President and CEO of PacWest Bancorp, stated “Our current level of profitability and confidence in continued strong financial performance support this increase in our quarterly dividend. We are pleased to continue to make current income an important component of shareholder return.”

ABOUT PACWEST BANCORP

PacWest Bancorp (“PacWest”) is a bank holding company with approximately $24 billion in assets with one wholly-owned banking subsidiary, Pacific Western Bank (the “Bank”). The Bank has 74 full-service branches located throughout the state of California and one branch in Durham, North Carolina. We provide commercial banking services, including real estate, construction, and commercial loans, and comprehensive deposit and treasury management services to small and medium-sized businesses. We offer additional products and services through our CapitalSource and Square 1 Bank divisions. Our CapitalSource Division provides asset-based, equipment, real estate and security cash flow loans and treasury management services to established middle market businesses on a national basis. Our Square 1 Bank Division offers a comprehensive suite of financial services focused on entrepreneurial businesses and their venture capital and private equity investors, with offices located in key innovative hubs across the United States. For more information about PacWest Bancorp, visit www.pacwestbancorp.com, or to learn more about Pacific Western Bank, visit www.pacificwesternbank.com.

Contact information:

Don D. Destino, Executive Vice President, Corporate Development and Investor Relations, (310) 887-8521